UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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FOREST LABORATORIES, INC.

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FOREST LABORATORIES COMMENTS ON ICAHN 13D FILING

NEW YORK, May 30, 2012 – Forest Laboratories, Inc. (NYSE: FRX) today issued the following statement in response to a Form 13D filing with the Securities and Exchange Commission (SEC) by High River Limited Partnership and other entities affiliated with Carl C. Icahn, stating an intention to nominate a minority slate of candidates, including Dr. Eric Ende, for election to Forest’s Board of Directors at the Company’s 2012 Annual Meeting.

With the exception of Dr. Ende, who was one of the nominees that Mr. Icahn unsuccessfully put forth at the 2011 Forest Annual Meeting, Mr. Icahn’s proposed slate of nominees has not yet been identified. If Mr. Icahn makes the nomination, the Nominating and Governance Committee of Forest’s Board will evaluate the nominees and make a recommendation. All of Forest’s directors are up for reelection at the 2012 Annual Meeting.

Howard Solomon, Chairman, Chief Executive Officer and President of Forest said, “We always value constructive input from our shareholders, but we are puzzled and disappointed that Mr. Icahn’s first chosen method of engagement since last year is the threat of yet another proxy contest.”

Mr. Solomon continued, “Forest Laboratories is strong and performing well. We are executing on the plan outlined last year.  We have continued to advance our late stage R&D pipeline through the FDA, successfully launched Daliresp and Viibryd -- our two most recent primary care products -- and reported solid financial performance for fiscal 2012 as we managed expected patent expirations. We are optimistic about our future prospects and believe we are well positioned to build on our strong track record of success, while continuing to deliver groundbreaking therapies to the patients and communities we serve.”

“Our talented leadership team – including a strong, experienced and independent Board – remains focused on continuing to build sustainable momentum and value for all shareholders.  Last year, we substantially strengthened our Board, adding three new independent directors: Christopher Coughlin, Gerald Lieberman and Brenton Saunders, each of whom serves on two of our Board committees.  These additions have enhanced our Board through their operational skills, financial acumen, investor perspective, compliance expertise, and corporate governance experience.”

Solomon noted that all three of the new independent directors are members of the Compensation Committee; Mr. Coughlin serves as the chairman of the Audit Committee; Mr. Lieberman serves as chairman of the Nominating and Corporate Governance Committee; and Mr. Saunders serves on our Board Compliance Committee.

About Forest Laboratories

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Forward-Looking Information

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting.  Forest Laboratories intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Forest shareholders.  FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest’s directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Forest Laboratories’ 2012 Annual Meeting.  Information can also be found in Forest’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

Investor Contact:
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

Media Contacts:

Sard Verbinnen & Co

Hugh Burns/Renee Soto/Lesley Bogdanow

1-212-687-8080

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